Exhibit 3.2

THE COMPANIES LAW (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ELONG, INC.

(Adopted pursuant to the unanimous resolutions of the Directors and Shareholders of the Company dated

23, July, 2004, to be effective 23, July, 2004)

INDEX

1.	TABLE A	1
2.	INTERPRETATION	1
3.	BOARD OF DIRECTORS	4
4.	MANAGEMENT OF THE COMPANY	4
5.	POWER TO APPOINT MANAGING DIRECTOR OR CHIEF EXECUTIVE OFFICER	4
6.	POWER TO APPOINT MANAGER	4
7.	POWER TO AUTHORISE SPECIFIC ACTIONS	4
8.	POWER TO APPOINT ATTORNEY	4
9.	POWER TO DELEGATE TO A COMMITTEE	5
10.	POWER TO APPOINT AND DISMISS EMPLOYEES	5
11.	POWER TO BORROW AND CHARGE PROPERTY	5
12.	EXERCISE OF POWER TO PURCHASE SHARES OF THE COMPANY	5
13.	DISCONTINUATION	6
14.	ELECTION/REMOVAL OF DIRECTORS	6
15.	RESERVED	7
16.	ALTERNATE DIRECTORS AND PROXIES	7
17.	VACANCIES ON THE BOARD	7
18.	NOTICE OF SPECIAL MEETINGS OF THE BOARD	8
19.	QUORUM AT MEETINGS OF THE BOARD	8
20.	MEETINGS OF THE BOARD	8
21.	UNANIMOUS WRITTEN RESOLUTIONS	8
22.	CONTRACTS AND DISCLOSURE OF DIRECTORS’ INTERESTS	9
23.	REMUNERATION OF DIRECTORS	9
24.	OFFICERS OF THE COMPANY	9
25.	APPOINTMENT OF OFFICERS	9
26.	REMUNERATION OF OFFICERS	9
27.	DUTIES OF OFFICERS	9
28.	CHAIRMAN OF MEETINGS	10
29.	REGISTER OF DIRECTORS AND OFFICERS	10
30.	REGISTER OF MORTGAGES AND CHARGES	10
31.	OBLIGATIONS OF BOARD TO KEEP MINUTES	10
32.	INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY	10
33.	WAIVER OF CLAIM BY MEMBER	11
34.	NOTICE OF ANNUAL GENERAL MEETING	11
35.	NOTICE OF EXTRAORDINARY GENERAL MEETING	11
36.	ACCIDENTAL OMISSION OF NOTICE OF GENERAL MEETING	12
37.	MEETING CALLED ON REQUISITION OF MEMBERS	12
38.	SHORT NOTICE	12
39.	POSTPONEMENT OF MEETINGS	12
40.	QUORUM FOR GENERAL MEETING	12
41.	ADJOURNMENT OF MEETINGS	12
42.	ATTENDANCE AT MEETINGS	13
43.	WRITTEN RESOLUTIONS	13
44.	ATTENDANCE OF DIRECTORS	13
45.	VOTING AT MEETINGS	13
46.	[RESERVED]	13
47.	[RESERVED]	13
48.	DEMAND FOR A POLL	13
49.	SENIORITY OF JOINT HOLDERS VOTING	14
50.	INSTRUMENT OF PROXY	14

(i)

51.	REPRESENTATION OF CORPORATION AT MEETINGS	14
52.	RIGHTS OF SHARES	14
53.	RIGHTS OF ORDINARY SHARES	15
54.	RIGHTS OF PREFERRED SHARES	15
55.	POWER TO ISSUE SHARES	27
56.	ALTERATION OF CAPITAL	27
57.	ALTERATION OF REGISTERED OFFICE, NAME AND OBJECTS	28
58.	VARIATION OF RIGHTS, ALTERATION OF SHARE CAPITAL AND PURCHASE OF SHARES OF THE COMPANY	28
59.	REGISTERED HOLDER OF SHARES	28
60.	DEATH OF A JOINT HOLDER	29
61.	SHARE CERTIFICATES	29
62.	CALL ON SHARES	29
63.	FORFEITURE OF SHARES	29
64.	CONTENTS OF REGISTER OF MEMBERS	30
65.	DETERMINATION OF RECORD DATES	30
66.	INSTRUMENT OF TRANSFER	30
67.	RESTRICTION ON TRANSFER	31
68.	TRANSFERS BY JOINT HOLDERS	31
69.	REPRESENTATIVE OF DECEASED MEMBER	31
70.	REGISTRATION ON DEATH OR BANKRUPTCY	31
71.	DECLARATION OF DIVIDENDS BY THE BOARD	32
72.	OTHER DISTRIBUTIONS	32
73.	RESERVE FUND	32
74.	DEDUCTION OF AMOUNTS DUE TO THE COMPANY	33
75.	ISSUE OF BONUS SHARES	33
76.	RECORDS OF ACCOUNT	33
77.	APPOINTMENT OF AUDITOR	34
78.	NOTICES TO MEMBERS OF THE COMPANY	35
79.	NOTICES TO JOINT MEMBERS	35
80.	SERVICE AND DELIVERY OF NOTICE	35
81.	THE SEAL	35
82.	WINDING-UP/DISTRIBUTION BY LIQUIDATOR	35
83.	ALTERATION OF ARTICLES	36

(ii)

THE COMPANIES LAW (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ELONG, INC.

(Adopted pursuant to the unanimous resolutions of the Directors and Shareholders of the Company dated 23 July, 2004, to be effective 23 July, 2004)

1.    Table A

(1)    The regulations in Table A in the Schedule to the Companies Law (Revised) do not apply to the Company.

2.    Interpretation

(2)(a)    In these Articles where the context permits:

“Affiliate” shall be construed such that one person shall be deemed to be an affiliate of another person for so long as one of them is controlled (directly or indirectly) by the other or both are controlled (directly or indirectly) by the same person or group of persons, and for this purpose “control” shall be construed such that any combination of a person, its affiliates and persons acting jointly or in concert with either of them (the “Control Group”) shall control another person if the Control Group is the beneficial owner of securities of such person, or otherwise has, through contract, voting trust, proxy or otherwise, power, sufficient to elect a majority of the board of directors (or, if the person is not a corporation, any comparable body) of such person or to direct the management of such person (it being understood and agreed that (a) the Company and its subsidiaries shall not be deemed to be “Affiliates” of IAC and (b) Beijing eLong Information Technology Co., Ltd., Beijing Asia Media Interactive Co., Ltd., Beijing eLong Airline Services Co., Ltd., and Jiangsu General Chinese Hotel Reservation Network Co. Ltd. shall each be deemed to be “Affiliates” of the Company for so long as such entities continue to be controlled by the Company).

“Alternate Director” means an alternate Director appointed in accordance with these Articles;

“Articles” means these Articles of Association as amended from time to time;

“Auditors” means the auditors for the time being of the Company and includes any person or partnership;

“Board” means the Board of Directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Law and these Articles or the Directors present at a meeting of Directors at which there is a quorum;

“class meeting” means a separate meeting of the members of a class of shares;

“clear days” in relation to notice of a meeting means days falling after the day on which notice is given or deemed to be given and before the day of the meeting;

“Closing Date” has the meaning ascribed thereto in the Transaction Agreement (as defined below);

“Company” means the company for which these Articles are approved and confirmed;

“Director” means a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

“Fully-Diluted Number” shall have the meaning ascribed thereto in the Investors Agreement.

“High-Vote Ordinary Shares” means the ordinary shares of the Company that are designated High-Vote Ordinary Shares with a par value of US$0.01 each in the capital of the Company;

“IAC” means InterActiveCorp, a Delaware corporation, or any successor thereto;

“IAC Control Date” shall have the meaning ascribed thereto in the Investors Agreement.

“Investors Agreement” means the Investors Agreement, by and among the Company and its shareholders, dated as of July 23, 2004;

“Law” means The Companies Law (Revised) of the Cayman Islands and every modification or reenactment thereof for the time being in force;

“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

“month” means calendar month;

“notice” means written notice as further defined in these Articles unless otherwise specifically stated;

“Officer” means any person appointed by the Board to hold an office in the Company;

“ordinary resolution” means a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a simple majority of the votes cast, or a written resolution;

“ordinary shares” means the authorized share capital of the Company that consists of (a) the Ordinary Shares and (b) the High-Vote Ordinary Shares;

“Ordinary Shares” means the ordinary shares of the Company that are designated Ordinary Shares with a par value of US$0.01 each in the capital of the Company;

“paid-up” means paid-up or credited as paid-up;

“preferred shares” means a share in the capital of the Company designated as a preferred share which shall be issued as either (a) the Series A Preferred Shares or (b) the Series B Preferred Shares;

“Qualified Public Offering” means the Company’s first sale of Ordinary Shares in a firm commitment underwritten public offering where the Company’s stock is subsequently primarily traded on the Nasdaq Stock Market’s National Market or the New York Stock Exchange (or another comparable exchange or marketplace approved by both the Board and by each Director selected by IAC or an Affiliate thereof pursuant to Section 2.2(a) of the Investors Agreement (each, an “IAC Director”));

“Register of Directors and Officers” means the Register of Directors and Officers referred to in these Articles;

“Register of Members” means the register of members of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Seal” means the common seal or any official or duplicate seal of the Company;

“Secretary” means the person appointed to perform any or all duties of secretary and includes any deputy or assistant secretary;

“Series A Preferred Shares” means the preferred shares of the Company that are designated Series A Preferred Shares with a par value of US$0.01 each in the capital of the Company;

“Series B Preferred Shares” means the preferred shares of the Company that are designated Series B Preferred Shares with a par value of US$0.01 each in the capital of the Company;

“share” includes a fraction of a share;

“special resolution” means a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a majority of not less than two thirds of the votes cast, as provided in the Law, or a written resolution;

“total voting power” means the combined voting power of the shares of Company stock generally entitled to vote on the election of the Company’s Directors;

“Transaction Agreement” means the Transaction Agreement, by and among the Company, subsidiaries thereof, IAC and an Affiliate of IAC, dated as of July 23, 2004;

“Warrant” means the warrant to purchase securities of the Company to be issued to an Affiliate of IAC by the Company on the Closing Date;

“Warrant Exercise Date” means the date on which IAC or an Affiliate of IAC has exercised (by delivery of notice thereof to the Company) the Warrant;

“year” means calendar year.

(b)    In these Articles where not inconsistent with the context:

(b)    words denoting the plural number include the singular number and vice versa;

(c)    words denoting the masculine gender include the feminine gender and vice versa;

(d)    words importing persons include companies or associations or bodies of persons, corporate or not;

(e)    the word “may” shall be construed as permissive; the word “shall” shall be construed as imperative;

(f)    a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof.

(c)    Subject as aforesaid, words defined or used in the Law have the same meaning in these Articles.

(d)    Expressions referring to writing or written shall unless the contrary intention appears, include facsimile, printing lithography, photography and other modes of representing words in a visible form.

(e)    The headings in these Articles are for ease of reference only and shall not affect the construction or interpretation of these Articles.

(f)    To the extent there is any conflict between the provisions of these Articles and the provisions of the Investors Agreement, the provisions of the Investors Agreement shall prevail and the Members shall, whenever necessary, exercise all voting rights to procure an amendment to these Articles to the extent necessary to permit the affairs of the Company to be carried out in accordance with the Investors Agreement.

BOARD OF DIRECTORS

3.    Board of Directors

(1)    The business of the Company shall be managed and conducted by the Board.

(2)    The first director or directors of the Company shall be elected by the subscriber to the Memorandum. Thereafter, the board of directors shall be elected by the holders of preferred shares and ordinary shares, voting together as a single class and not as separate series, and on an as-converted basis (including for purposes of filling of any vacancy created by the resignation or removal of any such director).

4.    Management of the Company

(1)    In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting.

(2)    No regulation or alteration to these Articles pursuant to a special resolution shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(3)    The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

5.    Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

6.    Power to appoint manager

The Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

7.    Power to authorize specific actions

The Board may from time to time and at any time authorize any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

8.    Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to sub delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

9.    Power to delegate to a committee

The Board may delegate any of its powers to a committee appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the directors for this purpose, the meetings and proceedings of such committees shall be governed by the provisions of these Articles covering the meetings and proceedings of the Directors, including provisions for written resolutions.

10.    Power to appoint and dismiss employees

The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

11.    Power to borrow and charge property

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

12.    Exercise of power to purchase shares of the Company

(1)    Subject to the Law, the Company is hereby authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member; but, save for shares declared to be redeemable by the Memorandum of Association and the Series B Preferred Shares, the Directors shall not issue redeemable shares without the sanction of an ordinary resolution.

(2)    The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to the Law. Shares purchased by the Company shall cease to confer any right or privilege on the Member from whom the shares are purchased.

(3)    Subject to these Articles, the Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

(4)    Unless fixed by the ordinary resolution sanctioning its issue the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue (it being understood that, notwithstanding the foregoing, the redemption price for the Series B Preferred Shares shall not be less than the amount provided for in Article 54.3).

(5)    Unless otherwise provided or directed by the ordinary resolution sanctioning the issue of the shares concerned:

(a)    every share certificate representing a redeemable share shall indicate that the share is redeemable;

(b)    in the case of shares redeemable at the option of a Member a redemption notice from a Member may not be revoked without the agreement of the Directors;

(c)    at the time or in the circumstances specified for redemption the redeemed shares shall be cancelled and shall cease to confer on the relevant Member any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable so soon as it can with due dispatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance);

(d)    the redemption price may be paid in any manner authorised by these Articles for the payment of dividends;

(e)    a delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by class A banks in the Cayman Islands for thirty day deposits in the same currency;

(f)    the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose);

(g)    subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected;

(h)    no share may be redeemed unless it is fully paid-up.

13.    Discontinuation

The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside the Cayman Islands pursuant to Section 226 of the Law.

14.    Election/Removal of Directors

(1)    The Board shall consist of not less than one Director and not more than seven Directors or such number in excess thereof as the Board may, subject to and in accordance with the terms of the Investors Agreement, from time to time determine, who shall be elected or appointed in accordance with Article 3(2).

(2)    The Directors may, subject to the terms of the Investors Agreement and these Articles, from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to this Article or remove any person as Director by a majority decision of the remaining Directors.

(3)    The Company may, subject to the terms of the Investors Agreement and these Articles, from time to time by ordinary resolution appoint any person to be a Director and may in like manner remove any Director from office, whether or not appointing another in his stead.

(4)    An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

(5)    There shall be no shareholding qualification for Directors unless prescribed by special resolution.

15.    RESERVED

16.    Alternate Directors and Proxies

(1)    A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

(2)    The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

(3)    An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

(4)    If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

(5)    Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

(6)    An Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

(7)    Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

(8)    A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by members shall apply equally to the appointment of proxies by Directors.

17.    Vacancies on the Board

(1)    The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Articles as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) increasing the number of Directors to the requisite number, subject to the terms of the Investors Agreement, (ii) summoning a general meeting of the Company or (iii) preserving the assets of the Company.

(2)    The office of Director shall be vacated if the Director:

(a)    is removed from office pursuant to these Articles or the Investors Agreement or is prohibited from being a Director by law;

(b)    is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)    is or becomes of unsound mind or an order for his detention is made under the Mental Health Law or any analogous law of a jurisdiction outside the Cayman Islands or dies;

(d)    resigns his or her office by notice in writing to the Company.

18.    Notice of special meetings of the Board

(1)    A Director may, and the Secretary on the requisition of a Director shall, at any time summon a special meeting of the Board.

(2)    Notice of a special meeting of the Board shall be given to a Director by post, cable, email, telex, telecopier, facsimile or other mode of representing words in a legible and non transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose at least seventy-two (72) hours in advance of the meeting. Notice of a special meeting need not be given to any Director, if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him.

(3)    Any notice of a special meeting given hereunder shall state the place, date and hour of the meeting, and shall state in reasonable detail the business to be conducted at the meeting and any proposed resolution to be adopted. Unless all Directors unanimously agree otherwise, no business may be conducted at a special meeting other than business reasonably related to the business described in such notice.

19.    Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board shall be a majority of the total number of Directors comprising the Board (including any vacancies).

20.    Meetings of the Board

(1)    Subject to the terms of these Articles, the Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit.

(2)    Regularly scheduled meetings of the Board shall be held quarterly. The time, date and place of such meetings shall be established annually in advance by a vote of the Board.

(3)    Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(4)    A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

21.    Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

22.    Contracts and disclosure of Directors’ interests

(1)    Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorize a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2)    A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest.

(3)    Following a declaration being made pursuant to this Article, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

23.    Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all reasonable travel, hotel and other expenses properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

OFFICERS

24.    Officers of the Company

The Officers of the Company shall consist of a Chairman and a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Articles.

25.    Appointment of Officers

(1)    The Board shall appoint a Chairman who shall be a Director.

(2)    The Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26.    Remuneration of Officers

The Officers shall receive such remuneration as the Board may from time to time determine.

27.    Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28.    Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members and of the Board at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.    Register of Directors and Officers

(1)    The Board shall cause to be kept in one or more books at its registered office a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)    first name and surname; and

(b)    address.

(2)    The Board shall, within the period of thirty days from the occurrence of

(b)    any change among its Directors and Officers; or

(c)    any change in the particulars contained in the Register of Directors and Officers, cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

30.    Register of Mortgages and Charges

(1)    The Directors shall cause to be kept the register of mortgages and charges required by the Law.

(2)    The Register of Mortgages and Charges shall be open to inspection at the office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection.

MINUTES

31.    Obligations of Board to keep minutes

(1)    The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)    of all elections and appointments of Officers;

(b)    of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)    of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

32.    Indemnification of Directors and Officers of the Company

The Directors and Officers of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer or trustee and their respective heirs, executors, administrators and personal representatives (each of such persons being referred to in this Article as an “indemnified party”) shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duties in their respective offices or trusts, except any which an indemnified party shall incur or sustain by or through his own wilful neglect or intentional malfeasance; no indemnified party shall be answerable for the acts, omissions, neglects or defaults of any other Director, officer or trustee, or for joining in any receipt for the sake of conformity, or for the solvency or honesty of any banker or other persons with whom any moneys or effects belonging to the Company may be lodged or deposited for safe custody, or for any insufficiency of any security upon which any monies of the Company may be invested, or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or intentional malfeasance.

33.    Waiver of claim by Member

Each Member agrees to waive (to the fullest extent allowable under law) any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company.

MEETINGS

34.    Notice of annual general meeting

(1)    The Company shall in each year hold a general meeting as its annual general meeting, provided that, if the Company is an exempted company, it may by ordinary resolution determine that no annual general meeting need be held in a particular year or years or indefinitely.

(2)    Subject to paragraph (1) the annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the Chairman shall appoint. At least five days notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held and if different, the record date for determining members entitled to attend and vote at general meeting, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

35.    Notice of extraordinary general meeting

(1)    General meetings other than annual general meetings shall be called extraordinary general meetings.

(2)    The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than five days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

36.    Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37.    Meeting called on requisition of Members

(1)    Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one tenth of such of the total voting power of the Company as of the date of the deposit, forthwith proceed to convene a extraordinary general meeting of the Company; to be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

(2)    If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting power of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

38.    Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by all the Members entitled to attend and vote thereat in the case of an annual general meeting, or in the case of an extraordinary general meeting, by seventy-five percent of the total voting power of the Members entitled to attend and vote thereat.

39.    Postponement of meetings

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Articles.

40.    Quorum for general meeting

At any general meeting of the Company one or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting power of the Company throughout the meeting shall form a quorum for the transaction of business. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

41.    Adjournment of meetings

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned for more than sixty days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Articles.

42.    Attendance at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

43.    Written resolutions

(1)    Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2)    A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the Members, or any class thereof, in as many counterparts as may be necessary.

(3)    For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last required Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

(4)    A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5)    A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

44.    Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45.    Voting at meetings

(1)    Subject to the provisions of the Law, these Articles and the Investors Agreement, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative vote of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

(2)    No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

46.    [Reserved]

47.    [Reserved]

48.    Demand for a poll

(1)    Subject to any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person representing a Member by proxy at any general meeting of the Company shall have the number of vote(s) for each share of which such person is the holder or for which such person holds a proxy as set forth in Articles 53 and 54.5 and such votes shall be counted in the manner set out in sub paragraph (2) of this Article.

(2)    Each person present and entitled to vote at a general meeting of the Company shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered member in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy members appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49.    Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50.    Instrument of proxy

(1)    Except for the proxy granted under the Investors Agreement, all other instruments appointing a proxy shall be in writing in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto, under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final (it being understood that the proxy granted under the Investors Agreement shall be deemed to be valid for all purposes under these Articles).

(2)    Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment, (ii) the Member may not vote at any meeting at which the holder of such proxy votes and (iii) the Company shall be obliged to recognise the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

51.    Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorize such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

52.    Rights of shares

Subject to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the share capital of the Company shall be divided into ordinary shares (divided into Ordinary Shares and High-Vote Ordinary Shares) and preferred shares (divided into Series A Preferred Shares and Series B Preferred Shares).

53.    Rights of ordinary shares

(1)    The holders of the Ordinary Shares shall, subject to the provisions of these Articles:

(a)    be entitled to one vote per share and to notice of any Members’ meeting in accordance with these Articles and to vote upon such matters and in such manner as may be provided in the Law;

(b)    subject to the prior rights of holders of all classes of shares at the time outstanding having prior rights as to dividends, be entitled to such dividends as and when the Board may from time to time declare;

(c)    in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company after distribution to the preferred shareholders as provided in Article 54.2 hereof; and

(d)    generally be entitled to enjoy all of the rights attaching to shares.

(2)    The Ordinary Shares are not redeemable at the option of the holder.

(3)    The High-Vote Ordinary Shares shall be identical in all respects to the Ordinary Shares, except that the holders of the High-Vote Ordinary Shares shall be entitled to fifteen votes for each High-Vote Ordinary Share.

54.    Rights of preferred shares

Except as otherwise set forth in this Article 54, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of preferred shares shall be identical in all respects. The holders of the preferred shares shall, subject to the provisions of these Articles, have the following rights and restrictions:

1.    Dividend Provisions:    The holders of preferred shares and ordinary shares shall be entitled to receive dividends, out of any assets legally available therefor, payable when, as, and if declared by the directors. Any dividends or distributions shall be distributed among all holders of ordinary shares and preferred shares in proportion to the number of ordinary shares that would be held by each such holder if all preferred shares were converted to ordinary shares at the then effective Conversion Rate; provided, however, that no dividend shall be paid to the holders of ordinary shares unless a dividend of equal amount per share is paid in full to the holders of preferred shares.

2.    Liquidation Preference:

(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of preferred shares shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of ordinary shares by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such preferred shares, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the preferred shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the preferred shares in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Article, “Original Issue Price” shall mean $1.5325 per share for Series A Preferred Shares and shall mean $5.25 per share for Series B Preferred Shares (as adjusted for any share splits, share dividends, combinations, recapitalizations or the like with respect to such preferred shares).

(b)    Upon completion of the distribution required by subsection (a) of this subsection 2, all of the remaining Proceeds shall be distributed among the holders of ordinary shares pro rata based on the number of ordinary shares held by each.

(c)    (i)    If, in the case of a Liquidation Event, the amount which the holder of a preferred share would, if such holder converted such preferred share into ordinary shares immediately prior to such Liquidation Event (or any applicable record date), be entitled to receive pursuant to subsection 2(b) is greater than the amount which such holder would, if such holder did not so convert such share into ordinary shares, be entitled to receive pursuant to subsection 2(a), then such holder shall receive such greater amount pursuant to such transaction in full satisfaction of all amounts to which such holder is entitled pursuant to this subsection 2 without first having so converted such preferred share into ordinary shares.

(ii)    From and after the IAC Control Date, if the Company engages in a transaction which constitutes a Liquidation Event in which IAC or an Affiliate of IAC is acquiring the Company or substantially all of the assets thereof (whether pursuant to a transaction described in clauses (A), (B) or (C) of the Liquidation Event definition), then the holders of Series B Preferred Shares (to the extent that such holders are either IAC or Affiliates thereof) shall be entitled to receive under this subsection 2 only such amount that it would be entitled to if such shares were converted to ordinary shares immediately prior to such Liquidation Event.

(d)    (i)    For purposes of this subsection 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except any merger or consolidation in which the holders of shares of the Company immediately prior to such merger or consolidation continue to hold, directly or indirectly, at least 50% of the voting power of the shares of the Company or the surviving or acquiring entity (in substantially the same proportions) or otherwise have the power to elect a majority of the board of directors or other governing body of such surviving or acquiring entity), (C) the closing of the transfer or issuance (whether by merger, consolidation or otherwise), in one transaction or series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities and other than to IAC or an Affiliate of IAC in connection with the exercise of the Warrant), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company or (D) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived as to the Series B Preferred Shares by the vote or written consent of the holders of a majority of the outstanding Series B Preferred Shares.

(ii)    In any Liquidation Event, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange of system over the twenty (20) trading day period ending three (3) trading days prior to the closing;

(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a member’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superceded by any reasonable determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)    In the event the requirements of this subsection 2 are not complied with, the Company shall forthwith either:

(A)    cause such closing to be postponed until such time as the requirements of this subsection 2 have been complied with; or

(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the preferred shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv)    The Company shall give each holder of record of preferred shares written notice of such impending Liquidation Event not later than twenty (20) days prior to the Members’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this subsection 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall not in any event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods maybe shortened upon the written consent of the holders of preferred shares that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding preferred shares. The holders of the outstanding preferred shares can waive the notice requirements described in this subsection (iv) upon the affirmative vote or written consent of the holders of at least a majority of the preferred shares then outstanding (voting together as a single class and not as separate series, and on an as-converted basis).

3.    Redemption:    Subject to Article 54.4, the preferred shares are not redeemable at the option of the holder. If any shares of Series B Preferred Shares have not been converted to ordinary shares prior to July [    ], 2024, then on such date, the Company shall redeem all such Series B Preferred Shares at a price per share equal to the Original Issue Price for the Series B Preferred Shares, plus any declared but unpaid dividends thereon.

4.    Conversion:    The holders of the preferred shares shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert:

(i)    Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for the Series A Preferred Shares by the applicable Conversion Price for the Series A Preferred Shares (the conversion rate for a series of preferred shares into ordinary shares is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” of the Series A Preferred Shares shall be $1.5325 and shall be subject to adjustment as set forth in subsection 4(d). The date that a holder of preferred stock surrenders a certificate for conversion into Ordinary Shares shall be referred to herein as the “Conversion Notice Date”.

(ii)    Each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares,

(A)    if the Conversion Notice Date is prior to the Warrant Exercise Date, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for the Series B Preferred Shares by the Conversion Price applicable to the Series B Preferred Shares, determined as hereafter provided, in effect on the Conversion Notice Date, or

(B)    from and after the Warrant Exercise Date, into such number of fully paid and nonassessable High-Vote Ordinary Shares as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series, determined as hereafter provided, in effect on the Conversion Notice Date.

The initial “Conversion Price” of the Series B Preferred Shares shall be $5.25 and shall be subject to adjustment as set forth in subsection 4(d).

(b)    Automatic Conversion:

(i)    Each Series A Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Rate at the time in effect for such series of preferred shares immediately upon the earlier of (A) a Qualified Public Offering or (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A Preferred Shares.

(ii)    Each Series B Preferred Share shall automatically be converted into the applicable class of ordinary shares pursuant to Article 54.4(a)(ii) immediately upon the earlier of (A) the 31st business day after a Qualified Public Offering or (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding Series B Preferred Shares.

(c)    Mechanics of Conversion:    Before any holder of preferred shares shall be entitled to voluntarily convert the same into ordinary shares he or she shall surrender the certificate or certificates therefor (if any), duly endorsed at the office of the Company or of any transfer agent for the preferred shares and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or person to which the certificate or certificates for ordinary shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of preferred shares, or to the nominee or nominees of such holder, a certificate or certificates for the type and number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the preferred shares to be converted, and the person or persons entitled to receive the ordinary shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such ordinary shares as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933 the conversion may, at the option of any holder tendering preferred shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the ordinary shares upon conversion of the preferred shares shall not be deemed to have converted such preferred shares until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsections 4(b)(i)(B) or 4(b)(ii)(B) above, such conversion shall be deemed to have been made on the conversion date described in the member consent approving such conversion, and the persons entitled to receive ordinary shares issuable upon such conversion shall be treated for all purposes as the record holders of such ordinary shares as of such date.

(d)    Conversion Price Adjustments of Preferred Shares for Certain Dilutive Issuances, Splits and Combinations:    The Conversion Price of each series of preferred shares shall be subject to adjustment from time to time as follows:

(i)    (A)    If the Company shall issue, (x) with respect to the Series A Preferred Shares, on or after August 29, 2003 and (y) with respect to the Series B Preferred Shares, on or after July [    ], 2004 (such respective dates being, with respect to such series, the “Filing Date”), any Additional Shares (as defined below) for a consideration per share less than the Conversion Price applicable to a series of preferred shares in effect immediately prior to the issuance of such Additional Shares, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the Fully-Diluted Number immediately prior to such issuance plus the number of ordinary shares that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and the denominator of which shall be the Fully-Diluted Number immediately prior to such issuance plus the number of such Additional Shares.

(B)    No adjustment in the Conversion Price with respect to preferred shares shall be made as the result of the issuance of Additional Shares if the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Company is equal to or greater than the applicable Conversion Price for such preferred shares in effect immediately prior to the issuance or deemed issuance of such Additional Shares. No adjustment of the Conversion Price for the preferred shares shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of ordinary shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)    In the case of the issuance of the ordinary shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Directors irrespective of any accounting treatment.

(E)    In the case of the issuance of options to purchase or rights to subscribe for ordinary shares, securities by their terms convertible into or exchangeable for ordinary shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

(1)    The aggregate maximum number of ordinary shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for ordinary shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (d)(i)(C) and (d)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price payable for such options or rights (without taking into account potential antidilution adjustments) for the ordinary shares covered thereby.

(2)    The aggregate maximum number of ordinary shares deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)    In the event of any change in the number of ordinary shares deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the series of preferred shares, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of ordinary shares or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities. In no event shall there be any further anti-dilution adjustment to such options, rights or securities as a result of the adjustments made pursuant to this provision.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the series of preferred shares, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of ordinary shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of ordinary shares deemed issued and the consideration deemed paid therefore pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)    “Additional Shares” shall mean any ordinary shares issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Company on or after the Filing Date other than:

(A)    ordinary shares issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B)    up to (x) with respect to adjustment of the Series A Preferred Shares, 6,100,000 Ordinary Shares issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Directors, and (y) with respect to adjustment of the Series B Preferred Shares, the employee stock options representing the right to purchase 1,660,000 Ordinary Shares issued to employees, directors, consultants or other service providers on or about the Filing Date pursuant to the ELong Option Plan (as defined in the Investors Agreement);

(C)    ordinary shares issued pursuant to a Qualified Public Offering;

(D)    ordinary shares issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)    ordinary shares issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of the series of preferred shares resulting from the operation of this subsection 4(d);

(F)    ordinary shares that are issued with the unanimous approval of the Board, and the Directors specifically state that they shall not be Additional Shares; or

(G)    securities actually issued upon the exercise of options, warrants or rights or ordinary shares actually issued upon the conversion or exchange of convertible securities, in each case provided such issuance is pursuant to the terms of such options, warrants, rights or convertible securities.

(iii)    In the event the Company should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding ordinary shares or the determination of holders of ordinary shares entitled to receive a dividend or other distribution payable in additional ordinary shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional ordinary shares (hereinafter referred to as “Ordinary Shares Equivalents”) without payment of any consideration by such holder for the additional ordinary shares or the Ordinary Shares Equivalents (including the additional ordinary shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the series of preferred shares shall be appropriately decreased so that the number of ordinary shares issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of ordinary shares outstanding and those issuable with respect to such Ordinary Shares Equivalents with the number of shares issuable with respect to Ordinary Shares Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)    If the number of ordinary shares outstanding at any time after the Filing Date is decreased by a combination of the outstanding ordinary shares, then, following the record date of such combination, the Conversion Price for the series of preferred shares shall be appropriately increased so that the number of ordinary shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions:    In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the preferred shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of ordinary shares into which their preferred shares are convertible as of the record date fixed for the determination of the holders of ordinary shares entitled to receive such distribution.

(f)    Recapitalizations:

(i)    If at any time or from time to time there shall be a recapitalization of the ordinary shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this subsection 4 or subsection 2) provision shall be made so that the holders of the preferred shares shall thereafter be entitled to receive upon conversion of the preferred shares the number of shares or other securities or property of the Company or otherwise, to which a holder of ordinary shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this subsection 4 with respect to the rights of the holders of the preferred shares after the recapitalization to the end that the provisions of this subsection 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the preferred shares) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)    Subject to the provisions of subsection 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the ordinary shares (but not the preferred shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 4(d)(iii), 4(d)(iv), 4(e) or 4(f)(i)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each preferred share shall thereafter be convertible in lieu of the ordinary shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of ordinary shares of the Company issuable upon conversion of one preferred share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this subsection 4(f)(ii) with respect to the rights and interests thereafter of the holders of the preferred shares, to the end that the provisions set forth in this subsection 4(f)(ii) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the preferred shares.

(g)    No Impairment:    The Company will not, without complying with the provisions of the Memorandum and Articles and the laws of the Cayman Islands, by amendment of its Memorandum or Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this subsection 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the preferred shares against impairment.

(h)    No Fractional Shares and Certificate as to Adjustments:

(i)    No fractional shares shall be issued upon the conversion of any preferred shares, and the aggregate number of ordinary shares to be issued to particular members shall be rounded down to the nearest whole share and the Company shall pay in cash the fair value of any fractional shares as of the time when entitled to receive such fractions are determined.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of the preferred shares pursuant to this subsection 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of preferred shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of preferred shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of preferred shares at the time in effect, and (C) the number of ordinary shares and the amount, if any, of other property that at the time would be received upon the conversion of a preferred share.

(i)    Notices of Record Date:    In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of preferred shares, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, and the amount and character of such dividend or distribution.

(j)    Reservation of Shares Issuable Upon Conversion:    The Company shall at all times reserve and keep available out of its authorized but unissued ordinary shares, solely for the purpose of effecting the conversion of the preferred shares, such type and number of its ordinary shares as shall from time to time be sufficient to effect the conversion of all outstanding preferred shares; and if at any time the number of authorized but unissued ordinary shares shall not be sufficient to effect the conversion of all then outstanding preferred shares, in addition to such other remedies as shall be available to the holder of such preferred shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued ordinary shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite member approval of any necessary amendment to the Memorandum and Articles.

(k)    Notices:    Any notice required by the provisions of this subsection 4 to be given to the holders of preferred shares shall be given in accordance with the Articles.

(l)    Waiver of Adjustment to Conversion Price:    Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of the preferred shares may be waived, either prospectively or retroactively or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of preferred shares. Any such waiver shall bind all future holders of such series of preferred shares.

5.    Voting Rights:

(a)    Each holder of Series A Preferred Shares shall have the right to one vote for each Ordinary Share into which such Series A Preferred Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any members’ meeting in accordance with the Articles, and shall be entitled to vote, together with holders of ordinary shares, with respect to any question upon which holders of ordinary shares have the right to vote.

(b)    Each holder of Series B Preferred Shares shall have the right to (i) with respect to the period from the Filing Date until the Warrant Exercise Date, one vote for each Ordinary Share into which such Series B Preferred Shares could then be converted, and (ii) with respect to the period from and after the Warrant Exercise Date, fifteen votes for each High-Vote Ordinary Share into which such Series B Preferred Shares could then be converted, and in each such case, with respect to such vote(s), such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of the applicable ordinary shares, and shall be entitled, notwithstanding any provision hereof, to notice of any members’ meeting in accordance with the Articles, and shall be entitled to vote, together with holders of ordinary shares, with respect to any question upon which holders of ordinary shares have the right to vote.

(c)    Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which preferred shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.    Protective Provisions:

(a)    Series A Rights:    So long as Series A Preferred Shares are outstanding, the Company shall not (including by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series A Preferred Shares, cause or permit (i) the altering or changing of the rights, preferences or privileges of the Series A Preferred Shares so as to affect adversely such series of shares, (ii) an increase in the number of Series A Preferred Shares or (iii) the amendment, revision or repeal of the Company’s Memorandum of Association or the Articles of Association if such amendment, revision or repeal results in an adverse change to the rights, preferences or privileges of the Series A Preferred Shares; provided, however, that, if such altering or changing in clause (i) or such amendment, revision or alteration in clause (iii) similarly affects adversely the rights, preferences or privileges of the Series B Preferred Shares in a similar or more adverse manner, then approval that is required by this subsection shall be of the majority of the voting power of the outstanding preferred shares (voting as a single class and not as a separate series, and on an as-converted basis).

(b)    Series B Rights:    So long as any Series B Preferred Shares are outstanding, the Company shall not (including by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series B Preferred Shares, cause or permit either the Company or any direct or indirect subsidiary of the Company or any other Affiliate of the Company (each such entity, including, without limitation, the Company, shall be referred to as an “eLong Entity”) to:

(i)    alter or change the rights, preferences or privileges of the Series B Preferred Shares so as to affect adversely the shares;

(ii)    except to the extent required to effect, or reasonably advisable in connection with, the Qualified Public Offering, amend, revise or repeal an eLong Entity’s Memorandum of Association or the Articles of Association or comparable charter documents, or any part thereof;

(iii)    change the authorized number of directors of any eLong Entity, or increase (or decrease) the size of the Company’s Board other than in accordance with the Investors Agreement;

(iv)    create, authorize or issue, or obligate itself to issue, any security of the Company (other than Ordinary Shares, High-Vote Ordinary Shares, Series A Preferred Shares and Series B Preferred Shares) or of any other eLong Entity (including, without limitation, any equity, debt (except as specifically permitted by subsection (viii) below) or hybrid securities);

(v)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any preferred shares or ordinary shares or the applicable capital stock of any other eLong Entity; provided, however, that this restriction shall not apply to the repurchase of ordinary shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements entered into on or prior to the Filing Date or to the extent authorized under the eLong Option Plan (as defined in the Investors Agreement) under which the Company has the option or obligation to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or pursuant to a right of first refusal (“Permitted Payments”) and shall not prohibit the transactions contemplated by the Transaction Agreement (as defined in the Investors Agreement), the Transfer Agreement (as defined in the Transaction Agreement) and the Warrant;

(vi)    directly or indirectly, enter into any transaction or series of related transactions of merger, amalgamation, reorganization, consolidation or combination, or consolidate, liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or in a series of transactions all or substantially all of its business, property or assets, whether now owned or hereafter acquired, or otherwise consummate a Liquidation Event;

(vii)    declare or make any payment of cash or distribution of assets with respect to any class or series of the Company’s capital shares or of any other eLong Entity, by way of dividend or distribution, other than Permitted Payments, distributions pursuant to a Liquidation Event or distributions from one eLong Entity to another eLong Entity;

(viii)    incur at any time indebtedness for borrowed money or enter into or guarantee any obligation, in either case, outside the ordinary course of business consistent with past practice (it being understood that the incurrence of debt in an aggregate amount in excess of US$1,000,000 in a transaction or series or related transactions shall be deemed to be outside of the ordinary course of business);

(ix)    sell, transfer, assign or otherwise dispose of any material asset(s) of any eLong Entity in a transaction or series of related transactions (it being understood that any asset or series of related assets with an aggregate fair market value in excess of US$ 1,000,000 shall be deemed a “material asset(s)” for purposes of this provision);

(x)    purchase or otherwise acquire (including by merger, consolidation or other business combinations) any material asset(s) or business(s) or make any capital expenditures in excess of US$1,000,000 in a transaction or series of related transactions (it being understood that any business or asset or series of related assets for which an eLong Entity paid in excess of US$1,000,000 shall be deemed a “material asset(s) or business(es)” for purposes of this provision); or

(xi)    change, directly or indirectly, in any material respect the nature of the conduct or operations of the business of the Company and the eLong Entities (taken as a whole) as of May 27, 2004.

7.    Status of Converted Shares:    In the event any preferred shares shall be converted pursuant to subsection 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company. Upon the occurrence of such event, the Memorandum shall be appropriately amended to effect the corresponding alteration in the Company’s authorized capital.

55.    Power to issue shares

(1)    Subject to these Articles, to the Investors Agreement and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Board may prescribe, provided that no share shall be issued at a discount except in accordance with the Law.

(2)    The Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(3)    Subject to these Articles and to the Investors Agreement, the Company may from time to time do any one or more of the following things:

(a)    make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(b)    accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

(c)    pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)    issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

56.    Alteration of Capital

(1)    Subject to these Articles and to the Investors Agreement, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company is exempted and has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

(2)    Subject to the Law, to the Investors Agreement and to these Articles, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)    consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)    subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)    cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

(3)    For the avoidance of doubt it is declared that sub-paragraphs 2(a) and 2(b) above do not apply if the shares of the Company have no par value.

(4)    Subject to the Law, to the Investors Agreement and to these Articles, the Company may from time to time by special resolution reduce its share capital in any way or alter any conditions of its Memorandum of Association relating to share capital.

57.    Alteration of registered office, name and objects

Subject to the Law, the Company may by resolution of its Directors change the location of its Registered Office.

Subject to the Law, to the Investors Agreement and to these Articles, the Company may from time to time by special resolution change its name or alter its objects or make any other alteration to its Memorandum of Association for which provision has not been made elsewhere in these Articles.

58.    Variation of rights, alteration of share capital and purchase of shares of the Company

(1)    If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of all the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

59.    Registered holder of shares

(1)    The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

(2)    No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognize, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)    such notice shall be deemed to be solely for the holder’s convenience;

(b)    the Company shall not be required in any way to recognize any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)    the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)    the holder, shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognize the holder as having an absolute right to the entirety of the share or shares concerned.

(3)    Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

60.    Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognize no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

61.    Share certificates

(1)    Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

(2)    The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3)    If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

(4)    Share certificates may not be issued in bearer form.

62.    Calls on shares

(1)    The Board may from time to time make such calls as it thinks fit upon the Members in respect of any unpaid par value on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(2)    The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

63.    Forfeiture of shares

(1)    If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto.

(2)    If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3)    A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

64.    Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)    the name and address of each Member, the number and, where appropriate, the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)    the date on which each person was entered in the Register of Members; and

(c)    the date on which any person ceased to be a Member for one year after such person so ceased.

65.    Determination of record dates

Notwithstanding any other provision of these Articles, the Board may fix any date as the record date for:

(a)    determining the Members entitled to receive any dividend; and

(b)    determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

but, unless so fixed, the record date shall be as follows:

(a) as regards the entitlement to receive notice of a meeting or notice of any other matter, the date of despatch of the notice;

(b) as regards the entitlement to vote at a meeting, and any adjournment thereof, the date of the original meeting;

(c) as regards the entitlement to a dividend or other distribution, the date of the Directors’ resolution declaring the same.

TRANSFER OF SHARES

66.    Instrument of transfer

(1)    An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “C” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone.

(2)    The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

67.    Restriction on transfer

(1)    The Board may refuse to register the transfer of a share if such transfer shall not have occurred in accordance with the terms of Article 66.

(2)    If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

68.    Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

69.    Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognized by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

70.    Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “D” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

71.    Declaration of dividends by the Board

(1)    The Board may, subject to these Articles and to the Investors Agreement and any direction of the Company in general meeting declare a dividend to be paid to the Members, in proportion to the number of shares held by them and paid up by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets provided that if the shares have no par value, then the dividends shall be paid equally on a per share basis.

(2)    Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. With the sanction of an ordinary resolution dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

(3)    No dividend shall bear interest against the Company.

(4)    With the sanction of an ordinary resolution of the Company the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generality the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some members in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors reasonably think fit.

(5)    With the sanction of an ordinary resolution of the Company (or, as regards a dividend payable in respect of a class of shares, an ordinary resolution passed at a class meeting) the Directors may determine that:

(a)    the persons entitled to participate in the dividend shall have a right of election to accept shares of the Company credited as fully paid in satisfaction of all or (if the Directors so specify or permit) part of their dividend entitlement; or

(b)    a dividend shall be satisfied in whole or specified part by an issue of shares of the Company credited as fully paid up, subject to a right of election on the part of persons entitled to participate in the dividend to receive their dividend entitlement wholly or (if the Directors so permit) partly in cash;

and in either event the Directors may determine all questions that arise concerning the right of election, notification thereof to members, the basis and terms of issue of shares of the Company and otherwise.

72.    Other distributions

Subject to these Articles and to the Investors Agreement, the Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

73.    Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalizing dividends or for any other special purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

74.    Deduction of amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

CAPITALISATION

75.    Issue of bonus shares

(1)    The Board may resolve to capitalize any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

(2)    The Board may resolve to capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

SHARE PREMIUM ACCOUNT

Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account, save that unless expressly authorised by other provisions of these Articles the sanction of an ordinary resolution shall be required for any application of the share premium account in paying dividends to members.

ACCOUNTS AND FINANCIAL STATEMENTS

76.    Records of account

(1)    The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)    all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)    all sales and purchases of goods by the Company; and

(c)    the assets and liabilities of the Company.

Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if these arc not kept such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions at such place as the Board thinks fit.

(2)    No member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

(3)    Subject to any waiver by the Company in general meeting of the requirements of this Article, the Directors shall lay before the Company in general meeting, or circulate to members, financial statements in respect of each financial year of the Company, consisting of:

(a)    a profit and loss account giving a true and fair view of the profit or loss of the Company for the financial year; and

(b)    a balance sheet giving a true and fair view of the state of affairs of the Company at the end of the financial year;

together with a report of the Board reviewing the business of the Company during the financial year. The financial statements and the Directors’ report, together with the auditor’s report, if any, shall be laid before the Company in general meeting, or circulated to members, no later than one hundred and eighty days after the end of the financial year.

(4)    The financial year end of the Company shall be the 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDIT

77.    Appointment of Auditor

(1)    The Company may in a general meeting appoint Auditors to hold office until the conclusion of the next annual general meeting or at a subsequent extraordinary general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

(2)    Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office until the conclusion of the next annual general meeting or earlier removal from office by the Company in general meeting. Unless fixed by the Company in general meeting the remuneration of the Auditors shall be as determined by the Directors. Nothing in this Article shall be construed as making it obligatory to appoint Auditors.

(3)    The Auditors shall make a report to the members on the accounts examined by them and on every set of financial statements laid before the Company in general meeting, or circulated to members, pursuant to this Article during the Auditors’ tenure of office.

(4)    The Auditors shall have right of access at all times to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditors think necessary for the performance of the Auditors’ duties; and, if the Auditors fail to obtain all the information and explanations which, to the best of their knowledge and belief, are necessary for the purposes of their audit, they shall state that fact in their report to the members.

(5)    The Auditors shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by them are to be laid before the Company and to make any statement or explanation they may desire with respect to the financial statements.

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(6)    The financial statements provided for by these Articles shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

NOTICES

78.    Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by mail, courier service, cable, email, telex, telecopier, facsimile or other mode of representing words in a legible and non transitory form.

79.    Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

80.    Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

81.    The seal

(1)    The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

(2)    Notwithstanding the foregoing the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

(3)    The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be used.

WINDING UP

82.    Winding up/distribution by liquidator

(1)    Subject to these Articles and to the Investors Agreement, the Company may be voluntarily wound-up by a special resolution of Members.

(2)    If the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF ARTICLES

83.    Alteration of Articles

Subject to the Law, to these Articles and to the Investors Agreement, the Company may from time to time by special resolution alter or amend these Articles in whole or in part.